As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123994

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED APRIL 22, 2005)

VIROPHARMA INCORPORATED

$75,000,000

6% CONVERTIBLE SENIOR NOTES DUE 2009 AND

THE SHARES OF COMMON STOCK ISSUABLE

UPON CONVERSION OF THE SENIOR CONVERTIBLE NOTES AND

UPON MAKE-WHOLE INTEREST PAYMENTS

This prospectus supplement relates to the resale by holders of our 6% convertible senior notes due October 18, 2009 and the shares of common stock issuable upon conversion of the senior convertible notes and upon make-whole interest payments. This prospectus supplement should be read in conjunction with the prospectus dated April 22, 2005, which is to be delivered with this prospectus supplement.

The table of selling securityholders contained on pages 46-48 of the prospectus is hereby amended to add the entities named below as selling securityholders and/or to reflect a change in the amount of notes beneficially owned by the entities below. The information in the table below has been provided by the selling securityholders. The selling securityholders named below and those named in the prospectus, as supplemented to date, may have sold, transferred or otherwise disposed of all or a portion of their senior convertible notes and common stock since the date on which they provided the information regarding their ownership, in transactions exempt from the registration requirements of the Securities Act of 1933. These dispositions would affect the data in this table and in the prospectus.

Name of Beneficial Owner	Principal Amount of senior convertible notes Beneficially Owned and Offered Hereby ($)(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock that May be Offered(2)	Percentage of Common Stock Outstanding After Completion of the Offering (if one percent or more)
Baker/Tisch Investments, L.P.	556,000	222,400	218,400	*

Name of Beneficial Owner	Principal Amount of senior convertible notes Beneficially Owned and Offered Hereby ($)(1)	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock that May be Offered(2)	Percentage of Common Stock Outstanding After Completion of the Offering (if one percent or more)
Baker Biotech Fund I, L.P.	5,461,000	2,184,400	2,184,400	*
Baker Biotech Fund II, L.P.	4,967,000	1,986,800	1,986,800	*
Baker Biotech Fund II (Z), L.P.	296,000	118,400	118,400	*
Baker Biotech Fund III, L.P.	4,191,000	1,642,000	1,642,000	*
Baker Biotech Fund III (Z), L.P.	349,000	139,600	139,600	*
Baker Bros. Investments, L.P.	400,000	160,000	160,000	*
Baker Bros. Investments II, L.P.	229,000	91,600	91,600	*
14159, L.P.	151,000	60,400	60,400	*
Piper Jaffray & Co.	450,000	180,000	180,000	*

*	Less than 1%.

(1)	The amounts indicated represent all of the senior convertible notes beneficially owned by each named beneficial owner.

(2)	Includes shares of common stock into which the senior convertible notes are convertible and shares of common stock issuable pursuant to certain make-whole interest payments. The number of shares of common stock into which the senior convertible notes are convertible assumes the initial conversion rate of one share for each $2.50 in principal amount of the senior convertible notes.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2005